Exhibit 99.1

LHC Group Expands Footprint to 16 States with Initial Entry into Oklahoma

Company Also Announces Guidance for Fiscal Year 2009 and the Closing of the HomeCall Acquisition

LAFAYETTE, La.--(BUSINESS WIRE)--December 2, 2008--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has acquired 100% of the outstanding capital stock of Whispering Pines Health Services, Inc., located in Antlers, Oklahoma. This acquisition will expand LHC Group’s geographic footprint to 16 states. The service area of this acquisition spans 47 counties in Oklahoma and has an estimated total population of 2.9 million, with almost 14% over the age of 65. Whispering Pines Health Services, Inc. had net revenue for the most recent 12 months of approximately $172,000. This acquisition is not anticipated to add materially to LHC Group’s earnings in 2008.

The Company also announced that it has closed on the previously announced acquisition of HomeCall, Inc., which consists of 12 home health agencies located in the certificate of need (CON) state of Maryland. The service area of this acquisition spans 19 counties in Maryland and has an estimated total population of 5.4 million, with almost 12% over the age of 65. Net revenue for HomeCall for the most recent 12 months was approximately $15.6 million. This acquisition is not expected to add materially to LHC Group’s earnings in 2008.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “It is with great pleasure that I welcome the employees of HomeCall, Inc. and Whispering Pines Health Services, Inc. into our growing LHC Group family. We look forward to working with our new families in Maryland and Oklahoma to continue their excellent work and to further expand home care services in their respective states.”

Guidance for Fiscal Year 2009

The Company also announced today their net revenue and EPS guidance for the fiscal year ending December 31, 2009. The Company anticipates net revenue in the range of $450 to $470 million and EPS per diluted share in the range of $1.90 to $2.00. This guidance does not take into account any future acquisitions or denovo locations.

Mr. Myers added, “In 2008, we were able to successfully adapt to the comprehensive changes in Medicare reimbursement through increased emphasis on cost management, reducing the percentage of our revenue attributable to unprofitable managed care business and by increasing the volume of patients we serve. We intend to achieve our projected financial results in 2009 through the continued implementation of these same strategies.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com